UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 28, 2014

TIBCO Software Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26579	77-0449727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Hillview Avenue

Palo Alto, California 94304-1213

(Address of principal executive offices, including zip code)

(650) 846-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On August 28, 2014, the Board of Directors of the Company appointed James Johnson, the Company’s Senior Vice President, Chief Financial Officer and Principal Financial Officer, to serve as its interim Principal Accounting Officer, effective as of August 31, 2014, until the Company’s Board of Directors appoints a replacement Principal Accounting Officer.

Mr. Johnson, age 57, joined the Company as a Vice President in April 2014 through the acquisition of Jaspersoft Corporation where he had served as Chief Financial Officer since April 2011. From October 2009 to March 2011, Mr. Johnson was the Chief Financial Officer of MSC Software Corporation. Prior to MSC Software, Mr. Johnson served as Chief Financial Officer at VGH, an Elevation Partners-owned company, and held executive-level finance positions at VERITAS Software Corporation and Sun Microsystems, Inc. Mr. Johnson’s salary and bonus opportunity were not changed at this time.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships between Mr. Johnson and any director or executive officer of TIBCO. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Johnson and TIBCO that would be required to be reported.

Item 8.01.	Other Events

The company also announced on September 3, 2014 that its Board of Directors unanimously initiated on August 16, 2014 a review of a variety of strategic and financial alternatives available to the Company through the formation of a Special Committee of independent directors, composed of Nanci Caldwell, David West and Eric Dunn. Wilson Sonsini Goodrich & Rosati and Goldman, Sachs & Co. have been retained to assist in this review.

The text of the press released entitled “TIBCO Announces Review of Strategic Alternatives” is incorporated by reference herein and filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of TIBCO Software Inc. dated September 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIBCO Software Inc.

By:	/s/ William R. Hughes
William R. Hughes Executive Vice President, Chief Administrative Officer & General Counsel

Date: September 3, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of TIBCO Software Inc. dated September 3, 2014.